TRUST FOR PROFESSIONAL MANAGERS

GENEVA ADVISORS FUNDS
(Class R)

SHAREHOLDER SERVICING PLAN

The following Shareholder Servicing Plan (the “Plan”) has been adopted by Trust for Professional Managers (the “Trust”), a Delaware statutory trust, on behalf of the Class R shares (the “Class”) of Geneva Advisors All Cap Growth Fund, the Geneva Advisors Emerging Markets Fund, the Geneva Advisors Equity Income Fund, the Geneva Advisors International Growth Fund, and the Geneva Advisors Small Cap Opportunities Fund (each, a “Fund,” and collectively, the “Funds”), each a series of the Trust.

1.  This Plan is adopted to allow the Class to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts (“Services”).

2.  This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons (“Providers”) for providing services to the Class and its shareholders.  The Plan will be administered by U.S. Bancorp Fund Services, LLC (“USBFS”).  In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed 0.10% of the Class’s average daily net assets held during the month.

3.  Any payments made by the Class to any Provider pursuant to this Plan will be made pursuant to written agreements based on the form attached as Appendix A or any other form approved by the Board of Trustees of the Trust (the “Board”) with Providers.  The “Shareholder Servicing Agreement” will be entered into by the Fund and the Provider.

4.  The Fund has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause, and in its sole discretion, any Shareholder Servicing Agreement.

5.  Quarterly in each year that this Plan remains in effect, USBFS shall prepare and furnish to the Board, and the Board shall review, a written report of the amounts expended under the Plan.

6.  This Plan shall become effective after approval by majority votes of: (a) the Board; and (b) the members of the Board who are not interested persons of the Fund, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

7.  This Plan shall be effective for one year from the date set forth above until terminated in accordance with Section 9 of this Plan.  Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of (a) the Board; (b) the Independent Trustees; cast in person at a meeting called for the purpose of voting on such continuance.

8.  This Plan may be amended at any time with respect to the Class by the Board, provided material amendments to this Plan shall become effective only upon the approvals set forth in Section 6.  In addition, the Plan may not be amended to increase materially the amount to be expended hereunder without shareholder approval.

9.  This Plan may be terminated at any time by:  (a) a majority vote of the Independent Trustees; or (b) a vote of a majority of the outstanding voting securities of the Class as defined under the 1940 Act.

10.  While this Plan is in effect, the selection and nomination of Independent Trustees of the Fund shall be committed to the discretion of the Independent Trustees then in office.

11.  All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 9 herein.

12.  The Board shall review and assess the effectiveness of this Plan on an annual basis.

Adopted by the Board on: January 28, 2016

Appendix A

SHAREHOLDER SERVICING AGREEMENT

Trust for Professional Managers
Geneva Advisors __________ Fund (the “Fund”)
Class R Shares (the “Class”)

Geneva Advisors __________ Fund
615 East Michigan Street
Milwaukee, Wisconsin 53202

Gentlemen:

We herewith confirm our agreement with you as follows:

You will perform or arrange for others, including organizations, whose customers or clients are shareholders of the Class (the “Shareholder Servicing Agents”) to perform all shareholder servicing functions and maintenance of shareholder accounts not performed by us or by our Transfer Agent (“Shareholder Services”).  You may make payments from time to time from any Shareholder Servicing Fees (as defined below) received under this Agreement, to defray the costs of, and to compensate others, including Shareholder Servicing Agents with whom our distributor has entered into written agreements, for performing Shareholder Services.  You further agree to provide the Fund, upon request, a written description of the Shareholder Services that you are providing hereunder.

In consideration of your performance of the Shareholder Services, we will pay you a Service Fee at the annual rate of up to 0.10% of the Class’s average daily net assets (the “Shareholder Servicing Fee”).  Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month.  You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

You will in your sole discretion determine the amount of any payment made by you to Shareholder Servicing Agents pursuant to this Agreement, and you may from time to time in your sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount that we are required to pay to you under either this Agreement or any management agreement between you and us, or otherwise.

You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that we will pay the cost of typesetting, printing and delivering our prospectus to existing shareholders of the Class and of preparing and printing subscription application forms for shareholder accounts.

Payments to Shareholder Servicing Agents to compensate them for providing shareholder servicing and related administrative functions are subject to compliance by them with the terms of written agreements satisfactory to our Board of Trustees to be entered into between our distributor and the Shareholder Servicing Agents.

We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, providing that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

This Agreement shall be effective for one year from the date of its execution and shall continue in full force and effect so long as such continuance is approved at least annually by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board who are not Interested Persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) and have no direct or indirect financial interest in the operation of this Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon.  Notwithstanding the above, this Agreement may be terminated at any time, without the payment of any penalty, by a vote of (a) a majority of the outstanding voting securities of the Class, or (b) a majority of the Independent Trustees, on 60 day’s written notice, without payment of any penalty.

Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Fund at the address set forth at the beginning of this Agreement, and if delivered to you, at the address set forth below.

This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge to you.  The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.  If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

The Board of Trustees shall review and assess the effectiveness of this Agreement on an annual basis.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

Dated and Effective:	Trust for Professional Managers, on behalf of it series, Geneva Advisors __________ Fund By: _____________________________ Name: Title:

ACCEPTED:

By:
Name:
Title:

Address: ______________________________
 ______________________________
 ______________________________